Exhibit 3.4

THIRD CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CF FINANCE ACQUISITION CORP. VI

CF Finance Acquisition Corp. VI, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.          The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article I to read as follows:

“The name of the corporation shall be CF Acquisition Corp. V (the “Corporation”).”

2.          The Certificate of Incorporation of the Corporation is hereby amended by inserting the following additional Section 4.5 to Article Fourth:

“Section 4.5.          Forward Stock Split. Upon this Third Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Third Amendment Effective Time”), each share of the Class B Common Stock issued and outstanding immediately prior to the Third Amendment Effective Time, will be automatically converted into 1.25 shares of Class B Common Stock. Any stock certificate that, immediately prior to the Third Amendment Effective Time, represented shares of Class B Common Stock (“Old Certificates”) will, from and after the Third Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class B Common Stock as equals the product obtained by multiplying the number of shares of Class B Common Stock represented by the Old Certificate immediately prior to the Third Amendment Effective Time by 1.25.”

3.          The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Third Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of this corporation this 1st day of October, 2020.

CF FINANCE ACQUISITION CORP. VI

By:	/s/ Howard W. Lutnick
Howard W. Lutnick
Chairman and Chief Executive Officer

[Third Certificate of Amendment of the Certificate of Incorporation of CF Finance Acquisition Corp. VI]